Exhibit No. 99.1

Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780-1551
Phone (631) 584-5400 Fax (631) 584-7075

F O R   I M M E D I A T E   R E L E A S E
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***** NEWS ***** NEWS ***** NEWS *****  NEWS ***** NEWS ***** NEWS *****

COURT OF CLAIMS ISSUES FAVORABLE OPINION IN CONDEMNATION LITIGATION

ST. JAMES, N.Y., June 30, 2010 – Gyrodyne Company of America, Inc. (NASDAQ:GYRO), a Long Island-based real estate investment trust, announced today that the Court of Claims of the State of New York issued an opinion requiring the State to pay to Gyrodyne an additional $98,685,000 for land appropriated in 2005.  Under New York’s eminent domain law (the “EDPL”), Gyrodyne is also entitled, subject to EDPL Section 514, to statutory simple interest on the additional amount at a rate not to exceed nine percent (9%) per annum from November 2, 2005, the date of the taking, to the date of payment.

The opinion was issued in connection with Gyrodyne’s claim brought in April 2006 for just compensation for the 245.5 acres of its Flowerfield property in St. James and Stony Brook, New York (the “Property”), taken by the State.  The State had paid Gyrodyne $26,315,000 for the Property at the time of the taking, which Gyrodyne elected, under the eminent domain law, to treat as an advance payment while it pursued its claim.

In its opinion, the Court agreed that the State had improperly valued the Property and misapplied the eminent domain law’s requirement that just compensation be determined based upon the highest and best use and the probability that such use could have been achieved.  Applying this standard, the Court determined that there was a reasonable probability that the Property would have been rezoned from light industrial use to a planned development district, thereby resulting in the aforementioned award to Gyrodyne.

Commenting on the opinion, Stephen V. Maroney, Gyrodyne’s President and Chief Executive Officer, stated that, “[w]e are extremely pleased with the Court’s decision.  Our goal was to seek just compensation for our shareholders.  Since 2005, we have devoted significant attention and resources to achieving this goal.  We have always been confident that our claims were supported by the facts, which our attorneys and advisors ably presented to the Court throughout the litigation.  Though we do not know what steps will be taken by the State, we anticipate that final resolution of the litigation will facilitate the fulfillment of the Company’s strategic goals, both with respect to Flowerfield and generally.”

Gyrodyne intends on submitting an application to the Court seeking reimbursement of attorneys’ fees and costs.  Gyrodyne cannot predict how the State will react to the Court’s opinion procedurally, including whether it will file a notice of appeal.  As a result, the amount of a final award and the timing of payment are unknown at this time.  Gyrodyne intends to pursue its rights vigorously, seeking payment in accordance with the Court’s opinion and any further determinations.

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York City metropolitan area.  Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans.  Gyrodyne also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia.  Gyrodyne is currently contesting the value paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings.  Gyrodyne is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,500 plus acre property in Palm Beach County, Florida, also the subject of development plans.  Gyrodyne’s common stock is traded on the NASDAQ Stock Market under the symbol GYRO.  Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute “forward-looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “estimates,” “believes,” “seeks,” “could,” “should,” or “continue,” the negative thereof, other variations or comparable terminology.  Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, the ability to obtain additional capital in order to develop Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne’s SEC reports.

Media Contact:  Gary Lewi, Rubenstein Associates, (212) 843-8010.